Exhibit 99.1

CC MASTER CREDIT CARD TRUST II

Excess Spread Analysis—December 2003

Series		1996-C *
	Deal Size	$271.50 MM
	Expected Maturity	02/16/04

Yield		4.79%
Less:	Coupon	0.34%
	Servicing Fee	0.27%
	Net Credit Losses	2.33%
	Excess Spread:
	December-03	1.85%
	November-03	2.63%
	October-03	3.50%
	Three month Average Excess Spread	2.66%

	Delinquency:
	30 to 59 days	1.99%
	60 to 89 days	1.42%
	90 + days	3.39%
	Total	6.80%

	Payment Rate	13.19%